Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS STRONG FIRST QUARTER 2020 RESULTS
Consolidated Revenues of $702M, up 0.8%
Diluted EPS $0.88; Non-GAAP Diluted EPS $0.67, up 14.6%
Rent-A-Center Business Same Store Sales up 1.7%; Two-Year Same Store Sales up 7.5%
Preferred Lease Revenues of $216M, up 10.0%
Declares Dividend of $0.29 per Share
__________________________________________________________
Plano, Texas, May 6, 2020 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2020.
“Rent-A-Center remains committed to helping our customers navigate the financial challenges brought on by COVID-19," said Mitch Fadel, Chief Executive Officer. "We are sensitive to their needs and focused on reinforcing the qualities that have made us a trusted partner for over three decades. I could not be more proud of our store co-workers who are on the front lines and have gone above and beyond to continue to serve customers during this difficult time. They continue to keep us operating safely and deserve a tremendous amount of credit."
Mr. Fadel continued, "Total sales and earnings per share each increased during the first quarter of 2020 compared to the same period in 2019 and we are encouraged by our April performance, which reflected government stimulus and a sharp jump in e-commerce demand. Our financial condition remains strong, with ample liquidity, a conservative capital posture and a resilient model that's benefiting from flexibility to address near-term headwinds.”
“There will be an impact from the pandemic in the second quarter as it compares to last year, but we believe it will not be as severe as traditional retail, as we expect our revenue to decline by approximately 10 percent or less, with the potential for a lower impact on EBITDA performance, given our work to address expenses and operate with a more variable cost structure,” continued Mr. Fadel. “We expect second quarter earnings to be essentially flat compared with the second quarter of 2019 when the year-over-year interest expense savings resulting from our refinancing last year are considered.”
“While the near term will remain challenging and be impacted by events not within our control, we’re tracking to a sequential improvement in cash flow for the second quarter as compared to the first quarter and expect to achieve a healthy profit margin for 2020,” said Mr. Fadel "We intend to pay our second quarter 2020 dividend as planned and we will continue to invest in our strategic priorities with the aim of emerging from this crisis an even stronger organization. As in past periods of economic weakness, we expect trends to favor lease-to-own as primary and subprime lenders tighten credit measures. The initiatives we have enacted to enhance the customer experience and streamline costs will have long-term benefits for Rent-A-Center, and we believe we are well positioned to gain share as the market evolves," concluded Mr. Fadel.

Dividend Declaration
The Rent-A-Center Board of Directors declared a cash dividend of $0.29 per share for the second quarter of 2020, which will be paid on June 1, 2020 to stockholders of record at the close of business on May 18, 2020.
Consolidated Results
On a consolidated basis, total revenues increased in the first quarter of 2020 to $701.9 million, or by 0.8 percent compared to the same period in 2019, driven by the addition of the Merchants Preferred virtual solution and an increase in same store sales revenue of 1.7 percent in the Rent-A-Center Business, partially offset by the refranchising of approximately 60 Rent-A-Center locations in the preceding twelve months. Excluding effects on revenues resulting from the refranchising efforts, consolidated revenues increased 1.9 percent in the first quarter of 2020 compared to the first quarter of 2019. The Company generated $48.9 million in operating profit in the first quarter of 2020 compared to $17.3 million in the first quarter of 2019. As a result of our debt refinancing in August 2019, net interest expense decreased by $4.2 million in the first quarter of 2020 versus the prior year. Net earnings and diluted earnings per share, on a GAAP basis, were $49.3 million and $0.88 respectively in the first quarter of 2020 compared to net earnings and diluted earnings per share of $7.3 million and $0.13 respectively in the first quarter of 2019.

Special items in the first quarter of $1.7 million were primarily related to cost savings initiatives, store closures, COVID-19 related impacts, and the write-off of IT software assets. These impacts were offset by tax benefits of approximately $13.2 million, primarily related to the carry back of income tax net operating losses available as a result of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act").
The Company's Non-GAAP first quarter 2020 diluted earnings per share were $0.67 compared to $0.59 in the first quarter of 2019, an increase of 14.6 percent. Adjusted EBITDA in the first quarter was $65.5 million compared to $66.5 million in the first quarter of 2019.
For the three months ended March 31, 2020, the Company generated $47.4 million of cash from operations. The Company ended the first quarter of 2020 with $182.9 million of cash and cash equivalents and $362 million of outstanding indebtedness, an increase of $123 million from the end of 2019. The Company's net debt to adjusted EBITDA ratio ended the first quarter at 0.7 times compared to 1.4 times as of the end of the first quarter 2019.
Rent-A-Center Business Segment
First quarter revenues of $455.0 million decreased 4.0 percent driven by the refranchising of approximately 60 Rent-A-Center locations in the preceding 12 months and rationalization of the Rent-A-Center store base, partially offset by an increase in same store sales revenue of 1.7 percent. As a percent of revenue, skip/stolen losses were 3.9 percent, 20 basis points lower than in the fourth quarter of 2019 and 20 basis points higher than in the first quarter of 2019. Segment operating profit was $67.9 million in the first quarter. Adjusted EBITDA was $74.5 million, and as a percent of segment revenue increased 240 basis points versus the prior year driven by better gross margins from lower payouts and lower operating expenses. At March 31, 2020, the Rent-A-Center Business had 1,958 company-operated locations.
Preferred Lease Segment
During the first quarter of 2020, first quarter segment revenues increased 10.0 percent to $216.1 million and invoice volume increased 16.9 percent to $150.5 million as compared to the first quarter of 2019 with such increases driven primarily by the addition of the Merchants Preferred virtual solution. Segment operating profit was $18.2 million in the first quarter. Adjusted EBITDA was $18.8 million, and as a percent of segment revenue represented a decrease of 260 basis points versus the prior year driven by a higher mix of virtual locations and investments to support expected revenue growth.
Franchising Segment
First quarter revenues of $17.3 million increased 35.5 percent compared to the first quarter of 2019 due to higher store count, with approximately 60 locations having been refranchised in the preceding 12 months, and higher inventory purchases by our franchisees. Segment operating profit was $2.5 million in the first quarter. Adjusted EBITDA was $2.5 million, and as a percent of segment revenue represented an increase of 40 basis points versus the prior year. At March 31, 2020, there were 370 franchise-operated locations.
Mexico Segment
First quarter revenues of $13.5 million increased 5.6 percent on a constant currency basis. Segment operating profit was $1.0 million in the first quarter. Adjusted EBITDA was $1.1 million, and as a percent of segment revenue represented a decrease of 290 basis points versus the prior year. At March 31, 2020, the Mexico business had 123 company-operated locations.
Corporate Segment
First quarter expenses increased by $5.5 million and, as a percent of consolidated revenue, increased 70 basis points versus the prior year, driven by the addition of the Merchants Preferred virtual solution, rent expenses resulting from the sale and partial leaseback of the corporate headquarters, and timing of our annual stock award grants.

SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended March 31, 2020 (2)	1.7%	7.1%
Three Months Ended December 31, 2019 (1)	1.2%	7.6%
Three Months Ended March 31, 2019 (1)	5.8%	13.1%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period.. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of Hurricanes Harvey, Irma and Maria in 2017, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
(2) Due to the COVID-19 pandemic, locations in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the first quarter of 2020 related to store closures, cost savings initiatives, COVID-19 charges related to furloughs and store closures, capitalized software write-offs, and insurance proceeds. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read together with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company on a consolidated basis and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of such non-GAAP measures to the most comparable GAAP measures are provided in Tables 2, 3 and 4 below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's credit agreements. The Company believes that presentation of Free Cash Flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company's financial condition and results of operations, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.
Reconciliation of net earnings to net earnings excluding special items:

Table 2	Three Months Ended March 31,
	2020		2019
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$49,292	$0.88	$7,323	$0.13
Special items, net of taxes:
Other charges (1)	1,464	0.03	25,226	0.46
Discrete income tax items (2)	(13,012)	(0.24)	—	—
Net earnings excluding special items	$37,744	$0.67	$32,549	$0.59
(1) Other charges for the three months ended March 31, 2020 primarily includes financial impacts, net of tax, related to store closures, cost savings initiatives, COVID-19 impacts including employee furloughs and temporary store closures, and capitalized software write-offs, partially offset by insurance proceeds received relating to Hurricane Maria in 2017. Other charges for the three months ended March 31, 2019 primarily includes financial impacts, net of tax, related to the Blair class action settlement, incremental legal and professional fees associated with the termination of the merger agreement, cost savings initiatives, and store closures. Charges related to store closures are primarily comprised of losses on leased merchandise, lease impairments, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
(2) Discrete income tax items for the three months ended March 31, 2020 primarily related to impacts from the CARES Act.

Reconciliation of net cash provided by operations to free cash flow:

Table 3	Three Months Ended March 31,
(In thousands)	2020	2019
Net cash provided by operating activities	$47,400	$75,775
Purchase of property assets	(9,151)	$(2,508)
Free cash flow	$38,249	$73,267

Proceeds from sale of stores	$187	$8,475
Free cash flow including acquisitions and divestitures	$38,436	$81,742

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Thursday morning, May 7, 2020, at 8:30 a.m. ET. For a live webcast of the call, visit https://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A lease-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible lease purchase agreements with no long-term obligation. The Company owns and operates approximately 2,100 stores in the United States, Mexico, and Puerto Rico, and approximately 1,000 Preferred Lease staffed locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 370 lease-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning the expected impact of the COVID-19 pandemic on the Company's business, financial condition and results of operations. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 pandemic and related federal, state, and local government restrictions, including adverse changes in such restrictions further limiting our ability to operate or prolonging their duration, and the potential for a recession resulting from such matters; the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; capital market conditions, including availability of funding sources for the Company; changes in the Company's credit ratings; difficulties encountered in improving the financial and operational performance of the Company's business segments; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management systems; risks related to the Company's virtual lease-to-own business; including the Company's ability to continue to develop and successfully implement the necessary technologies; the Company's ability to achieve the benefits expected from its recently announced integrated retail preferred offering, Preferred Lease, including its ability to integrate its historic retail partner business (Acceptance Now) and the Merchants Preferred business under the Preferred Lease offering; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brands; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's businesses; the Company's compliance with applicable statutes or regulations governing its businesses; changes in interest rates; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; litigation or administrative proceedings to which the Company is or may be a party to from time to time; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended March 31,
	2020		2020	2019		2019
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$701,939		$701,939	$696,694		$696,694
Operating profit	50,578	(1)	48,875	50,719	(3)	17,349
Net earnings	37,744	(1)(2)	49,292	32,549	(3)	7,323
Diluted earnings per common share	$0.67	(1)(2)	$0.88	$0.59	(3)	$0.13
Adjusted EBITDA	$65,491		$65,491	$66,492		$66,492
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$46,275	(1)	$44,572	$42,204	(3)	$8,834
Add back:
Other charges	—		1,703	—		33,370
Interest expense, net	4,303		4,303	8,515		8,515
Depreciation, amortization and impairment of intangibles	14,913		14,913	15,773		15,773
Adjusted EBITDA	$65,491		$65,491	$66,492		$66,492
(1) Excludes the effects of approximately $1.7 million of pre-tax charges, primarily including $0.8 million related to store closure costs, $0.5 million related to cost savings initiatives, $0.3 million related to COVID-19 impacts, $0.2 million in capitalized software write-offs, partially offset by $(0.1) million in insurance reimbursement proceeds relating to Hurricane Maria in 2017. These charges increased net earnings and net earnings per diluted share for the three months ended March 31, 2020, by approximately $1.5 million and $0.03, respectively.
(2) Excludes the effects of $(13.0) million of discrete income tax adjustments decreasing net earnings per diluted share by approximately $(0.24).
(3) Excludes the effects of approximately $33.4 million of pre-tax charges including $13.0 million related to the Blair class action settlement, $10.4 million in incremental legal and professional fees associated with the termination of the merger agreement, $8.7 million related to cost savings initiatives, and $1.3 million related to store closure costs. These charges decreased net earnings and net earnings per diluted share for the three months ended March 31, 2019, by approximately $25.2 million and $0.46, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 6	March 31,
(In thousands)	2020	2019
Cash and cash equivalents	$182,919	$237,744
Receivables, net	73,103	63,761
Prepaid expenses and other assets	40,108	39,885
Rental merchandise, net
On rent	660,604	647,536
Held for rent	120,930	120,385
Operating lease right-of-use assets	270,573	273,833
Goodwill	70,217	56,815
Total assets	1,607,059	1,681,416

Operating lease liabilities	$277,752	$284,488
Senior debt, net	353,821	—
Senior notes, net	—	540,357
Total liabilities	1,131,036	1,387,164
Stockholders' equity	476,023	294,252

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 7	Three Months Ended March 31,
(In thousands, except per share data)	2020		2019
Revenues
Store
Rentals and fees	$568,000		$563,354
Merchandise sales	101,380		104,470
Installment sales	14,747		15,436
Other	722		664
Total store revenues	684,849		683,924
Franchise
Merchandise sales	12,437		8,456
Royalty income and fees	4,653		4,314
Total revenues	701,939		696,694
Cost of revenues
Store
Cost of rentals and fees	165,455		155,372
Cost of merchandise sold	98,757		103,391
Cost of installment sales	5,025		4,924
Total cost of store revenues	269,237		263,687
Franchise cost of merchandise sold	12,524		8,141
Total cost of revenues	281,761		271,828
Gross profit	420,178		424,866
Operating expenses
Store expenses
Labor	153,794		161,656
Other store expenses	161,718		163,794
General and administrative expenses	39,175		32,924
Depreciation and amortization	14,913		15,773
Other charges	1,703	(1)	33,370	(3)
Total operating expenses	371,303		407,517
Operating profit	48,875		17,349
Interest expense	4,447		9,389
Interest income	(144)		(874)
Earnings before income taxes	44,572		8,834
Income tax (benefit) expense	(4,720)	(2)	1,511
Net earnings	$49,292		$7,323
Basic weighted average shares	54,774		53,930
Basic earnings per common share	$0.90		$0.14
Diluted weighted average shares	56,152		55,496
Diluted earnings per common share	$0.88		$0.13
(1) Includes pre-tax charges of approximately $0.8 million related to store closure costs, $0.5 million related to cost savings initiatives, $0.3 million related to COVID-19 impacts, $0.2 million in capitalized software write-offs, partially offset by $0.1 million in insurance proceeds received relating to Hurricane Maria in 2017.
(2) Includes $(13.0) million of discrete income tax adjustments.
(3) Includes pre-tax charges of $13.0 million related to the Blair class action settlement, $10.4 million in incremental legal and professional fees associated with the termination of the merger agreement, $8.7 million in cost savings initiatives, and $1.3 million related to store closure costs.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 8	Three Months Ended March 31,
(In thousands)	2020	2019
Revenues
Rent-A-Center Business	$454,965	$474,057
Preferred Lease	216,127	196,522
Mexico	13,546	13,345
Franchising	17,301	12,770
Total revenues	$701,939	$696,694

Table 9	Three Months Ended March 31,
(In thousands)	2020	2019
Gross profit
Rent-A-Center Business	$317,558	$324,640
Preferred Lease	88,315	86,328
Mexico	9,528	9,269
Franchising	4,777	4,629
Total gross profit	$420,178	$424,866

Table 10	Three Months Ended March 31,
(In thousands)	2020		2019
Operating profit
Rent-A-Center Business	$67,943	(1)	$53,311	(3)
Preferred Lease	18,222	(2)	21,513	(4)
Mexico	967		1,219
Franchising	2,519		1,778
Total segments	89,651		77,821
Corporate	(40,776)		(60,472)	(5)
Total operating profit	$48,875		$17,349
(1) Includes approximately $1.6 million of pre-tax charges primarily related to $0.8 million in store closure costs, $0.4 million in cost savings initiatives, $0.3 million related to COVID-19 impacts, $0.2 million in capitalized software write-offs, partially offset by $(0.1) million in insurance proceeds received relating to Hurricanes Maria in 2017.
(2) Includes approximately $0.1 million of pre-tax charges primarily related to cost savings initiatives.
(3) Includes approximately $7.8 million of pre-tax charges primarily related to $6.6 million for cost savings initiatives and $1.2 million for store closure costs.
(4) Includes approximately $0.3 million of pre-tax charges primarily related to $0.2 million for cost savings initiatives and $0.1 million for store closure costs.
(5) Includes approximately $25.3 million of pre-tax charges primarily related to $13.0 million for the Blair class action settlement, $10.4 million for incremental legal and professional fees associated with the termination of the merger agreement, and $1.9 million for cost savings initiatives.

Table 11	Three Months Ended March 31,
(In thousands)	2020	2019
Depreciation and amortization
Rent-A-Center Business	$4,957	$5,472
Preferred Lease	527	348
Mexico	93	140
Franchising	3	30
Total segments	5,580	5,990
Corporate	9,333	9,783
Total depreciation and amortization	$14,913	$15,773

Table 12	Three Months Ended March 31,
(In thousands)	2020	2019
Capital expenditures
Rent-A-Center Business	$980	$558
Preferred Lease	84	47
Mexico	37	3
Total segments	1,101	608
Corporate	8,050	1,900
Total capital expenditures	$9,151	$2,508

Table 13	On Lease at March 31,		Held for Lease at March 31,
(In thousands)	2020	2019	2020	2019
Lease merchandise, net
Rent-A-Center Business	$400,604	$403,518	$115,698	$114,220
Preferred Lease	246,672	228,248	715	1,246
Mexico	13,328	15,770	4,517	4,919
Total lease merchandise, net	$660,604	$647,536	$120,930	$120,385

Table 14	March 31,
(In thousands)	2020	2019
Assets
Rent-A-Center Business	$898,795	$957,380
Preferred Lease(1)	334,440	292,032
Mexico	28,086	34,940
Franchising	9,491	6,367
Total segments	1,270,812	1,290,719
Corporate	336,247	390,697
Total assets	$1,607,059	$1,681,416